Pricing Supplement No. 7 dated May 6, 1998            Registration Nos. 33-52571
(To Prospectus Supplement dated November 25, 1997          and 333-38135
and Prospectus dated November 21, 1997)                    Rule 424(b)(3)


                             BANKBOSTON CORPORATION


                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue

                              --------------------

         Except as set forth herein, the Senior Notes offered hereby are "Floating Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated November 25, 1997, relating to Floating Rate Notes. This Pricing Supplement relates to $5,000,000.00 aggregate principal amount of Senior Notes that are being purchased, as principal, by Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, "Merrill Lynch") for resale to one or more investors at varying prices determined by Merrill Lynch. Net proceeds payable by Merrill Lynch to BankBoston Corporation (the "Corporation") will be 99.9725% of the aggregate principal amount of the Senior Notes, or $4,998,625.00, before deduction of expenses payable by the Corporation.

DTC CUSIP #: 06605 TAE2

Principal Amount:  $5,000,000.00

Issue Date (Settlement Date):  May 11, 1998

Stated Maturity Date:  May 11, 2001

Issue Price:  99.9725% of Principal Amount

Interest Rate(s)
     (Fixed Rate Notes):  N/A

Initial Interest Rate
     (Floating Rate Notes):   5.7375%

Interest Payment Dates:             [ ] June 15 and December 15 of each year.
                                    [x] Other:
                                    February 11, May 11, August 11 and November
                                    11 of each year, or the next Business Day, commencing August 11, 1998

Record Dates:                       [x] Fifteenth calendar day (whether or not
                                    a Business Day) immediately preceding each Interest Payment Date.

Interest Rate Basis                 [ ] CMT Rate
     (Floating Rate Notes):         [ ] Commercial Paper Rate

                                    [ ] Eleventh District Cost of Funds Rate
                                    [ ] Federal Funds Rate
                                    [x] LIBOR Telerate
                                    [ ] LIBOR Reuters
                                    [ ] Prime Rate
                                    [ ] Treasury Rate
                                    [ ] Other:

Interest Calculation
     (Floating Rate Notes):         [x] Regular Floating Rate Note
                                    [ ] Floating Rate/Fixed Rate Note
                                        Fixed Rate Commencement Date:
                                        Fixed Interest Rate:
                                    [ ] Inverse Floating Rate Note
                                        Fixed Interest Rate:

Index Maturity
     (Floating Rate Notes):         3 Month LIBOR

Index Currency
(LIBOR Notes):                      U.S. Dollars

Designated LIBOR Page
     (LIBOR Notes):                 Telerate 3750

Designated CMT Telerate
Page (CMT Rate Notes):              N/A

Designated CMT Maturity
Index (CMT Rate Notes):             N/A

Prime Rate Notes
(Floating Rate Notes):              N/A

Spread (Plus or Minus)
     (Floating Rate Notes):         Plus .05%

Spread Multiplier
     (Floating Rate Notes):         N/A

Interest Rate Formula
     (Floating Rate Notes):         LIBOR + .05%

Interest Reset Dates
     (Floating Rate Notes):          Quarterly, same as Interest Payment Dates

Interest Determination Dates
     (Floating Rate Notes):          2 London Business Days prior to Interest
                                     Reset Dates

Calculation Agent (if other
     than the Bank)
     (Floating Rate Notes):         N/A

Minimum Interest Rate
     (Floating Rate Notes):         N/A

Maximum Interest Rate
     (Floating Rate Notes):         N/A

Redemption Date(s):                 N/A

Initial Redemption Percentage:      N/A

Annual Redemption
     Percentage Reduction:          N/A

Holder's Optional
     Repayment Date(s):             N/A

Day Count Convention
     (Floating Rate Notes):         [ ] 30/360 for the period from _____________
                                         to _____________.
                                    [x] Actual/360 for the period from May 11,
                                         1998 to May 11, 2001.

Original Issue
     Discount Note:                 [ ] Yes
                                    [x] No

Total Amount of OID:                N/A

Yield to Maturity:                  LIBOR + .06%

Interest Accrual Period:            N/A

Default Rate:                       N/A

Other Provisions: Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus Supplement.